UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 16, 2020

Voyager Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37625	46-3003182
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (857) 259-5340

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	VYGR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On March 16, 2020, Voyager Therapeutics, Inc., a Delaware corporation (the “Company”), entered into a lease agreement (the “Lease Agreement”), with HCP/King 75 Hayden LLC (the “Landlord”) pursuant to which the Company will lease approximately 32,142 square feet of office and laboratory space (the “Leased Premises”) in the property located at 75 Hayden Avenue, Lexington, Massachusetts (the “Building”). The Company expects to move part of its operations from its existing facilities to the Leased Premises.

Under the terms of the Lease Agreement, the Landlord has agreed to make certain leasehold improvements to the Leased Premises (the “Improvements”). The Lease Agreement provides for a tenant improvement allowance of up to approximately $5.6 million (the “Allowance”) to be applied to the total cost of the Improvements, subject to certain limitations, and up to an additional approximately $0.5 million (the “Additional Allowance”) at the Company’s election, subject to the terms of the Lease Agreement. The Company has agreed to pay the costs of the Improvements in excess of the Allowance and, if applicable, the Additional Allowance as incurred in accordance with the Lease Agreement.

The term of the Lease Agreement commences on the earlier of the date (i) the Company begins using the Leased Premises for a permitted use as specified therein or (ii) the Improvements are substantially completed (the “Commencement Date”) and expires on the date ten years and three months from the Commencement Date, unless sooner terminated or extended in accordance with the terms of the Lease Agreement. The Commencement Date is estimated to occur on or about October 29, 2020. Subject to the terms of the Lease Agreement, the Company has (i) an option to extend the term of the Lease Agreement for one five-year term and (ii) a right of first offer on any portion or the full balance of the second floor of the Building, other than the Leased Premises, that becomes available to lease.

During the period beginning on the Commencement Date and ending on the date three months thereafter (the “Rent Commencement Date”), the Company is not required to pay base rent but is responsible for its proportionate share of property taxes and operating expenses. During the period beginning on, and ending six months after, the Rent Commencement Date (the “Phase-In Period”), the Company is obligated to pay base rent on only a portion of the Leased Premises but is responsible for its proportionate share of property taxes and operating expenses on the entirety of the Leased Premises in full. Following the Phase-In Period, the Company is obligated to pay an annual base rent of approximately $2.1 million, subject to an annual increase of approximately three percent of the prior year annual base rent, and its proportionate share of property taxes and operating expenses. Upon the execution of the Lease Agreement, the Company also delivered an irrevocable letter of credit in the amount of approximately $1.0 million for the benefit of the Landlord as partial security for the Company’s obligations under the Lease Agreement.

The Landlord has the right to terminate the Lease Agreement upon specified events of default including the Company’s failure to pay rent in a timely manner or maintain adequate insurance or the Company’s abandonment of the Leased Premises. Upon an event of default, the Company has agreed to pay the Landlord damages, at the Landlord’s election, of either (i) an amount, discounted to present value at the rate of five percent per annum, by which (x) the remaining rent payable by the Company over the remainder of the term of the Lease Agreement (the “Remaining Rent”) exceeds (y) the aggregate projected rental value for the same period or (ii) an amount equal to the Remaining Rent, payable upon the due dates in accordance with the Lease Agreement, less any rent received by the Landlord upon the re-letting of the Leased Premises, net of expenses incurred by the Landlord to terminate the Lease Agreement and re-let the Leased Premises.

The foregoing summary of the Lease Agreement is qualified in its entirety by the text of the Lease Agreement, a copy of which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in or incorporated by reference into Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d)    Exhibits

Exhibit No.	Description
10.1	Lease Agreement, by and between the Registrant and HCP/King 75 Hayden LLC, dated March 16, 2020.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2020	VOYAGER THERAPEUTICS, INC.

	By:	/s/ Allison Dorval
Allison Dorval
Chief Financial Officer (Principal Financial and Accounting Officer)